Exhibit 10.3

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is being entered into between Geoff E. Tanner (“Employee”) and Simply Good Foods USA, Inc. (“Company”), and for purposes of Sections 2.b. and 3 herein, The Simply Good Foods Company (“Parent”), as of the Effective Date defined below.

1.            Termination of Employment; Final Wages. Employee's employment with the Company terminated effective January 18, 2026 (“Separation Date”), and Employee was paid all outstanding, accrued wages and other compensation owed for employment through the Separation Date.

2.            Consideration.

a.            If Employee timely signs and returns this Agreement, does not revoke the Agreement, and fully abides by the Agreement’s terms, Employee shall be entitled to cash severance, equal to two (2) times the sum of:

(A)	Employee’s Base Salary ($825,000) (the “Salary Continuation”), plus

(B)	Employee’s target bonus amount ($907,500) (the “Target Bonus Payment”), plus

(C)	an amount equal to the cost of twelve months of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) assuming the same benefits (medical, dental, etc.) and same level (single, family, etc.) as in effect for Employee immediately prior to the Separation Date (irrespective of whether Employee actually elects COBRA coverage) ($27,227) (the “COBRA Payment”), for a total (after taking into account the severance multiplier) of three million, five hundred and nineteen thousand, four hundred and fifty-four dollars ($3,519,454) (the “Cash Severance Amount”), plus a payment of a prorated bonus for fiscal year 2026 equal to three hundred and fifty thousand, five hundred and sixty-eight dollars ($350,568), representing Employee’s target bonus amount for fiscal year 2026, multiplied by a fraction, the numerator of which is the number of days employed by the Company during fiscal year 2026 prior to and including the Separation Date (i.e., 141 days), and the denominator of which is the full number of days in fiscal year 2026 (i.e., 365 days) (the “Prorated Bonus”), in each case, less all appropriate federal and state income and employment taxes and other withholdings (collectively, the “Severance Payment”).

The Prorated Bonus will be paid at the time when annual bonuses for fiscal year 2026 are paid generally to the Company’s employees, but no earlier than the Effective Date and in all events during fiscal year 2027. The payment of the Cash Severance Amount shall be made in accordance with Section 2.c.

b.            Whether or not this Agreement becomes effective under Section 17.b., pursuant to the terms of that certain Offer Letter dated January 27, 2023, by and among you, Company and Parent (the “Offer Letter”), that portion of the Initial RSUs (as defined in the Offer Letter) granted on April 10, 2023 and the Initial Options (as defined in the Offer Letter) granted on April 10, 2023 in each case, that remain unvested as of the Separation Date will immediately vest, as of the Separation Date, and will be settled or remain exercisable, as applicable, under the terms of the

Initial RSU and Initial Option award agreements executed at the time of grant. In addition, if Employee timely signs and returns this Agreement and does not revoke the Agreement, the time-based restricted stock unit awards previously granted to Employee as part of the Company’s annual equity compensation program that are outstanding as of the Separation Date (the “Outstanding Time-Based Awards”), as set forth on Exhibit A, attached hereto, will fully vest as of the Effective Date notwithstanding anything to the contrary in the award agreements evidencing the Outstanding Time-Based Awards or the equity plan under which the Outstanding Time-Based Awards were originally granted. The performance-based restricted stock unit awards previously granted to Employee as part of the Company’s annual equity compensation program that are outstanding as of the Separation Date will be cancelled and forfeited in full as of the Separation Date in accordance with the award agreements evidencing such awards and equity plan under which they were granted.

c.            At the time the Severance Payment (other than the Prorated Bonus) becomes due under Section 2.a., (i) the amount of Employee’s “Section 409A Exempt Severance Pay” (as defined in The Simply Good Foods Company Third Amended and Restated Executive Severance Compensation Plan, dated as of May 23, 2025 (the “Severance Plan”)) and the amount of Employee’s “Section 409A Remaining Severance Pay,” (as defined in the Severance Plan), if any, shall be calculated by the Company in accordance with Section 9.6(b) of Severance Plan, and any applicable guidance under Section 409A. The Section 409A Exempt Severance Pay shall be paid in a cash lump sum and the Section 409A Remaining Severance Pay, if any, shall be paid in equal installments on regular payroll dates over 24 months, with payment, in each case, to be made or begin, as applicable and subject to Section 4.f,, within sixty (60) days after the Separation Date, provided the this Agreement has been executed and has become effective and irrevocable prior to the payment date. Any payments that would otherwise be due prior to the commencement of the Severance Payment shall be withheld and paid on the first payroll period on which the Severance Payment is paid.

d.            Employee acknowledges and agrees that the Company's obligation to provide the Severance Payment is contingent upon Employee's complete and continued compliance with all of the terms and conditions of this Agreement, including but not limited to Employee's existing confidentiality obligations and duties under all confidentiality, invention assignment and other similar agreements entered into by Employee, including those set forth in this Agreement and the Confidentiality and Invention Assignment Agreement, entered into by Employee and the Company.

e.            The Company will withhold the appropriate federal, state and local taxes and other withholdings, as determined by the Company, from any Severance Payment paid or equity vesting event occurring under this Agreement.

f.            The intent of the parties is that payments under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement are uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Employee by Section 409A or any damages for failing to comply with Section 409A. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to Employee during the 6-month period following his Separation Date if the Company determines that Employee is a “specified employee” as of the Separation Date and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Employee’s death), the Company shall pay to Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such 6-month period.

3.            Cessation of Director and Officer Positions. Under the terms of the Offer Letter, on the Separation Date, your service as a director on the Board of Parent will cease, and you will no longer be considered an officer of the Company, Parent, and any of their respective subsidiaries, nor a member of the governing board of each relevant entity. Whether or not this Agreement becomes effective under Section 17.b., Employee will execute and submit to the Company a letter, substantially in a form provided to Employee, that memorializes this provision.

4.            General Release. Except for any rights granted under this Agreement, Employee, for Employee, and for Employee’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (“Released Claims”).

a.            Released Claims. Except for the Excluded Claims and without limiting Employee’s rights under Section 2, the Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Employee’s employment with the Company or the termination thereof; any claims to compensation, severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims based on actions or failure to act on or before the date of this Agreement; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on Employee’s behalf or in Employee’s interest. Employee understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, ordinances, case law and/or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under each of the following laws:

i.            Laws regarding the payment of wages and hours of work, including the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Arkansas Minimum Wage Act (Ark. Code Ann. § 11-4-201 et seq.); all California wage orders; the California Labor Code; the California Business & Professions Code; the California Private Attorneys General Act; Connecticut’s minimum wage and wage payment laws (Conn. Gen. Stat. Ann. § 31-58 et seq.); the Florida Minimum Wage Act (§ 448.110, Fla. Stat.); the Florida Constitution (Fla. Const. Art. X, § 24); the Kentucky Wages and Hours Act (KRS § 337.010 et seq.); the Massachusetts Wage Act (Mass. Gen. Laws. Ch. 149, § 150); the New Jersey Wage Payment Law (N.J. Stat. Ann. § 34:11-2 et seq.); the New Jersey Wage and Hour Law (N.J. Stat. Ann. § 34:11-56a et seq.); Nevada wage and hour laws (Nev. Rev. Stat. § 608.250); the New York Labor Law (N.Y. Lab. Law § 190 et seq.); the Ohio Minimum Fair Wage Standards Act (R.C. § 4111.01 et seq.); the Texas Payday Law (Tex. Lab. Code Ann. § 61.001 et seq.); the Washington Wage

Payment Act (R.C.W. § 49.48.010 et seq.); the Wisconsin Wage Claim and Payment Law (Wis. Stat. § 109.03 et seq.); and any other wage-related statutes, ordinances, orders, and regulations, including without limitation all claims for unpaid wages, overtime, “off the clock” work, penalties, liquidated damages, meal or rest break payments, waiting time penalties, failure to provide itemized wage statements, restitution, and other equitable relief, attorneys’ fees and costs, any amount due under any compensation, bonus, or benefit program, and any claims that the Releasees retaliated against Employee or any other person for complaining about wages or for asserting wage-related claims.

ii.            Antidiscrimination laws, such as the Age Discrimination in Employment Act of 1967 (ADEA), as amended; Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Uniformed Services Employment and Reemployment Rights Act (USERRA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the Immigration Reform and Control Act (IRCA); the Arkansas Civil Rights Act of 1993 (Ark. Code Ann. § 16-123-102 et seq.); the California Fair Employment and Housing Act (Cal. Gov’t Code § 12900 et seq.) (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (Cal. Lab. Code § 1197.5) (which prohibits paying men and women unequal pay for equal work); the Unruh Civil Rights Act (Cal. Civ. Code § 51 et seq.) (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); the Connecticut Fair Employment Practices Act (Conn. Gen. Stat. Ann. § 46a-51 et seq.); the anti-retaliation provision of the Connecticut Workers’ Compensation Act (Conn. Gen. Stat. Ann. § 31-275 et seq.); the Florida Civil Rights Act (Fla. Stat. § 760.01 et seq.); Florida’s Workers’ Compensation Retaliation provision (Fla. Stat. § 440.205); the Georgia Fair Employment Practice Act (O.C.G.A. § 45-19-20 et seq.); the Georgia Equal Pay Act (O.C.G.A. § 34-5-1 et seq.); the Georgia Equal Employment for Persons with Disabilities Code (O.C.G.A. § 34-6A-1 et seq.); the Illinois Human Rights Act (775 ILCS 5/1-101 et seq.); the Illinois Equal Pay Act (820 ILCS 112/1 et seq.); the Kentucky Civil Rights Act (KRS § 344.010 et seq.); the Kentucky Equal Pay Act (KRS § 337.420 et seq.); the Kentucky Equal Opportunities Act (KRS § 207.130 et seq.); the Kentucky Pregnant Workers Act (KRS § 334.030 et seq.); the anti-retaliation provisions of Kentucky’s workers’ compensation statute (KRS § 342.197); the Maryland Fair Employment Practices Act (Md. Code Ann., State Gov’t § 20-601 et seq.); the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws. Ch. 151B, § 1 et seq.); the New Jersey Law Against Discrimination (N.J. Stat. Ann. § 10:5-12 et seq.); the anti-retaliation provisions of the New Jersey Workers’ Compensation Law (N.J. Stat. Ann. § 34:15-39.1 et seq.); the Nevada Fair Employment Practices Act (Nev. Rev. Stat. § 613.310 et seq.); the New York Human Rights Law (N.Y. Exec. Law § 290 et seq.); the anti-discrimination and anti-retaliation provisions of the New York Workers’ Compensation Law (N.Y. Workers’ Comp. Law § 125); the New York Civil Rights Law (N.Y. Civ. Rights Law § 40 et seq.); the anti-discrimination provisions of the New York Correction Law (N.Y. Correct. Law § 750 et seq.); the North Carolina Equal Employment Practices Act (N.C.G.S. § 143-422.1 et seq.); the North Carolina Persons with Disabilities Protection Act (N.C.G.S. § 168A-1 et seq.); the North Carolina Retaliatory Employment Discrimination Act (N.C.G.S. § 95-240 et seq.); the North Carolina Genetic Testing and Information Discrimination Act (N.C.G.S. § 95-28.1A); the Ohio Civil Rights Act (R.C. § 4112.01 et seq.); Ohio’s equal pay statute (R.C. § 4111.17); Ohio’s workers’ compensation retaliation protections (R.C. § 4123.90); the Oklahoma Anti-Discrimination Act (Okla. Stat. tit. 25, § 1101 et seq.); the anti-discrimination provisions of Oklahoma’s medical marijuana laws (Okla. Stat. tit. 63, § 425 and Okla. Stat. tit. 63, § 427.8); the anti-retaliation provisions of the Oklahoma Workers’ Compensation Act (Okla. Stat. tit. 85, §§ 5 to 7, 341); the South Carolina Human Affairs Law (S.C. Code Ann. § 1-13-10 et seq.); the anti-retaliation provisions of South Carolina’s workers’ compensation law (S.C. Code Ann. §

41-1-80); the Tennessee Human Rights Act (T.C.A. § 4-21-101 et seq.); the Tennessee Disability Act (T.C.A. § 8-50-103 et seq.); Chapter 21 of the Texas Labor Code (Tex. Lab. Code Ann. § 21.001 et seq.); the Texas Anti-Retaliation Act (Tex. Lab. Code Ann. § 451.001); the Washington Law Against Discrimination (R.C.W. § 49.60.010 et seq.); the Wisconsin Fair Employment Act (Wis. Stat. § 111.31 et seq.); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

iii.            Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988, the California Worker Adjustment and Retraining Notification Act (Cal. Lab. Code § 1400 et seq.), the Illinois Worker Adjustment and Retraining Notification Act (820 ILCS 65/1 et seq.), the Maryland Economic Stabilization Act (Md. Code Ann., Lab. & Empl. § 11-301 et seq.), the Massachusetts Plant Closing Law (Mass. Gen. Laws. Chs. 149 and 151A), the Millville Dallas Airmotive Plant Job Loss Notification Act (N.J. Stat. Ann. § 34:21-1 et seq.), the New York Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law § 860 et seq.), the Tennessee Plant Closing and Reduction in Operations Act (T.C.A. § 50-1-601 et seq.) and the Wisconsin Business Closing and Mass Layoff Law (Wis. Stat. § 109.07; Wis. Admin. Code DWD § 279.001 et seq.) (known as WARN laws, which require advance notice of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits) (ERISA); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Arkansas Uniform Contribution Among Tortfeasors Act (Ark. Code Ann. § 16-61-201 et seq.); the California Family Rights Act of 1993 (Cal. Gov’t Code §§ 12945.1, 12945.2, and 19702.3); the Connecticut Family and Medical Leave Act (Conn. Gen. Stat. Ann. § 31-51kk et seq.); Connecticut’s whistleblower law (Conn. Gen. Stat. Ann. § 31-51m); Connecticut’s free speech law (Conn. Gen. Stat. Ann. § 31-51q); the Florida Whistleblower Protection Act (Fla. Stat. § 448.101 et seq.); the Illinois Right to Privacy in the Workplace Act (820 ILCS 55/1 et seq.); the Illinois Labor Dispute Act (820 ILCS 5/1 et seq.); the Illinois Employment Contract Act (820 ILCS 15/1 et seq.); the Illinois Biometric Information Privacy Act (740 ILCS 14); the Maryland Parental Leave Act (Md. Code Ann., Lab. & Empl. § 3-1201 et seq.); the Maryland Healthy Working Families Act (Md. Code Ann., Lab. & Empl. § 3-1301 et seq.); the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §. 34:19-1 et seq.); the New Jersey Family Leave Act (N.J. Stat. Ann. § 34:11B-1 et seq.); the New Jersey Security and Financial Empowerment Act (N.J. Stat. Ann. § 34:11c-1 et seq.); the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law (N.J. Stat. Ann. § 43:21-37 et seq. and § 43:21-55.2); the New Jersey Earned Sick Leave Law (N.J. Stat. Ann. § 34:11d-1 et seq.); Nevada laws regarding an employee’s work location (Nev. Rev. Stat. § 613.010); the New York Whistleblower Law (N.Y. Lab. Law § 740 et seq.); the Ohio Whistleblowers’ Protection Act (R.C. § 4113.51 et seq.); Ohio’s miscellaneous labor provisions (R.C. § 4113.10 et seq.); the Oklahoma Standards for Workplace Drug and Alcohol Testing Act (Okla. Stat. tit. 40, § 551 et seq.); the Texas Labor Code; the Wisconsin Family and Medical Leave Law (Wis. Stat. § 103.10); the Wisconsin Cessation of Health Care Benefits Law (Wis. Stat. § 109.075); the Wisconsin Personnel Records Statute (Wis. Stat. § 103.13); the Wisconsin Employee Internet Privacy Statute (Wis. Stat. § 995.55); and any other federal, state, or local statute, regulation, common law or decision relating to employment terms and conditions, reemployment rights, or any other aspect of employment.

iv.            Other laws of general application, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, fraudulent inducement, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.

b.            Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, or similar state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, or similar state or local agency proceedings, including any subsequent legal action.

c.            Claims Excluded From Release. Notwithstanding the foregoing, any claims that cannot be released as a matter of law, including, but not limited to claims by Employee for: (i) unemployment insurance; (ii) worker’s compensation benefits; (iii) state disability compensation; (iv) previously vested benefits under any Company-sponsored benefits plan; (v) rights as a stockholder of Parent; (vii) rights to indemnification by Parent and the Company to which Employee may be entitled under any of Parent’s or the Company’s respective organizational documents, contractual arrangements or otherwise in respect of any action, suit or proceeding which may be brought against me in the future in connection with, or arising out of, my service as a member of the Board, or as an officer, of Parent, the Company and any committees or subcommittees thereof or other governing body of Parent or the Company, if applicable; and (viii) any other rights that cannot by law be released by private agreement, including those as set forth in Sections 6 and 8, are not released (collectively, the “Excluded Claims”).

d.            Waiver of Unknown Claims. Employee further acknowledges that Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right. Even though Employee is aware of the rights described in Section 1542, Employee nevertheless hereby voluntarily waives such rights and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, arising from the subject matter of the general release in this Agreement. Employee acknowledges that different or additional facts may be discovered in addition to what Employee now knows or believes to be true with respect to the Released Claims extinguished by this Agreement, and Employee agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the Released Claims, notwithstanding any such different or additional facts.

e.            Illinois Opt-out. To the extent applicable, the parties to this Agreement opt out of the statutory settlement provisions set forth in 735 ILCS 5/2-2301 pursuant to subsection (g) of that statute.

f.            No Assignment of Claims. Employee represents and warrants that Employee has not previously filed or joined in any claims that are released in this Agreement and that Employee has not given or sold any portion of any claims released herein to anyone else, and that Employee will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

g.            Finality of Release. EXCEPT AS OUTLINED ABOVE, BY SIGNING THIS AGREEMENT, EMPLOYEE WILL WAIVE ANY RIGHT EMPLOYEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EMPLOYEE AGREES NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

5.            No Admission of Liability. Employee understands and agrees that this Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either Employee or the Company.

6.            Agreement Not To Sue. Except as specifically stated in this Agreement, including as stated in Sections 4.b, 4.c, 7 and 9 and/or except as required by law that cannot be waived, Employee agrees not to pursue any action nor seek damages or any other remedies for any released claims. Employee agrees to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

7.            Confidentiality; Non-Disparagement.

a.            Employee acknowledges that during Employee’s employment, Employee may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. Except as provided herein, Employee agrees not to use or disclose any such confidential information unless required by subpoena or court order and that Employee will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so. Employee further agrees that, except as provided herein or unless required to do so by law, Employee will not disclose voluntarily or allow anyone else to disclose either the existence of, reason for or contents of this Agreement without Company’s prior written consent.

b.            Notwithstanding this provision, Employee is authorized to disclose this Agreement to Employee’s spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Agreement, including the Severance Payment, in strictest confidence. Employee is further authorized to make appropriate disclosures in response to a subpoena, provided that Employee notifies the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. No such notice, however, is required if Employee makes disclosure of confidential information of this Agreement in the process of exercising Employee’s right or ability to file a charge or claim or communicate or cooperate with any federal, state or local agency, including providing documents or other protected disclosures as set forth herein.

c.            Employee agrees (i) not to make disparaging or defamatory comments, written or verbal, about the Company, or any other subsidiary, affiliate, successor or related company, or its current or past officers, directors, managers and/or employees (each, a “Company Party”), (ii) not to take any other action that may disparage any Company Party to the general public or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors or business partners, and (iii) not to initiate, and will avoid, all communications with third parties or public communications related to the Company and/or Employee’s departure from employment with the Company, unless otherwise required by law.

d.            This Section does not, in any way, restrict or impede Employee from exercising protected rights, including those under state law and/or the National Labor Relations Act (NLRA), to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. This Section does not in any way prevent or restrict Employee from disclosing factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding an act of sexual harassment, an act of sexual assault, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination, or from exercising protected rights to the extent that such rights cannot be waived by agreement.

e.            Nothing in this Section or elsewhere in this Agreement prevents or restricts Employee from discussing or disclosing: (i) information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; (ii) unlawful employment practices, including any form of unlawful discrimination, harassment or retaliation that is actionable under federal or state law; (iii) the underlying details relating to a claim of discrimination, retaliation, or harassment; (iv) factual information related to future claims of discrimination; (v) conduct or the existence of a settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy; or (vi) any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Employee may be entitled.

8.            Return of Information and Property. Employee shall immediately return to the Company all of Employee’s office keys, access cards, key fobs, Company-issued equipment, and other Company property in Employee’s possession, including the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company and its affiliates, and Employee represents that all such information and items have been returned to the Company. Employee agrees, if requested by the Company, to submit the Employee’s mobile phone to the Company for a reasonable period of time for removal of any and all Company data.

9.            Protected Rights.

a.            Employee understands this Agreement does not release any claims that cannot be released as a matter of law. Employee further understands no section in this Agreement, including Sections 4, 6 and/or 7, is intended to or shall limit, prevent, impede or interfere with Employee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, Employee releases and waives Employee’s right to claim or recover monetary damages directly from the Company in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf, for any Released Claims.

b.            Employee also understands that pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Employee understands that employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, Employee understands an employee who files a lawsuit alleging retaliation by the company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.          Entire Agreement. Employee acknowledges this Agreement constitutes the entire agreement between Employee and the Company with respect to any matters referred to in this Agreement. This Agreement supersedes any and all of the other agreements between Employee and the Company (including the Offer Letter), except for Employee’s Confidentiality and Invention Assignment Agreement, which remains in full force and effect. No other consideration, agreements, representations, oral statements, understandings or courses of conduct which are not expressly set forth in this Agreement should be implied or are binding. Employee is not relying upon any other agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Agreement.

11.          Successors and Assigns. This Agreement, including without limitation the releases contained in it, shall bind and inure to the benefit of the successors and assigns of the Company, Employee, and each of them.

12.          Captions and Construction. The captions to paragraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision of it. No provision of this Agreement shall be construed against any party merely because that party or the party’s counsel drafted the provision.

13.          Governing Law and Venue. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Colorado, excluding the choice of law rules thereof. The parties hereby irrevocably submit to the exclusive jurisdiction of any federal court or state court of the State of Colorado, County of Denver for the resolution of any dispute related to this Agreement or Employee’s employment with the Company, and each party hereby irrevocably agrees that all claims in respect of such dispute, or any suit, action or proceeding related thereto shall be heard, resolved and determined in such courts.

14.          Tax Liability and Indemnification. Employee agrees that Employee shall bear full responsibility for any and all tax liabilities owed by Employee that may arise in relation to this Agreement, and Employee agrees that Employee shall fully indemnify and hold the Company harmless from any tax liability owed by Employee arising from or related to the transactions set forth herein (including, but not limited to, the Company’s provision of the Severance Payment), including, but not limited to, any taxes, penalties, fines, and/or interest that are assessed by any tax authority against Employee and further including all attorneys’ fees and costs incurred by the Company in response to any claims or assessments by any tax authority against Employee.

15.          Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

16.          Remedies. Employee acknowledges that the Company’s damages at law would be an inadequate remedy for Employee’s breach of any provision of this Agreement, and agrees that, in the event of such breach, the Company may obtain temporary and permanent injunctive relief restraining Employee from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement. Notwithstanding any such relief, all of the other terms of this Agreement, including, without limitation, Employee’s release of claims, shall remain in full force and effect.

17.          ADEA Acknowledgment and Information

a.            With respect to the general release in Section 4 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”). Employee acknowledges that Employee has carefully read and understands this Agreement in its entirety, and Employee executes this Agreement voluntarily and without coercion. Employee understands that claims challenging the validity of this Agreement under the ADEA are not released.

b.            Employee has up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of Employee’s own choosing, at Employee’s own expense, whether or not Employee wishes to sign it. If Employee does not sign this Agreement within the twenty-one (21) day period, this offer will expire and Employee will not be eligible for the Severance Payment set forth herein. Employee can accept this Agreement by timely signing it and returning it to Timothy Kraft at TKraft@simplygoodfoodsco.com. Furthermore, Employee has seven (7) days after signing this Agreement to revoke this Agreement. If Employee wishes to revoke this Agreement, Employee may do so by emailing a letter of revocation to Timothy Kraft, Chief Legal and Corporate Development Officer at his email address above. For the revocation to be effective, written notice of Employee’s decision to revoke the Agreement must be received by the Company by no later than 12:01 a.m. on the eighth (8th) day after the date on which Employee signed the Agreement. Because of this revocation period, Employee understands that this Agreement shall not become effective or enforceable until after this seven (7) day period has expired without revocation (“Effective Date”).

18.          Timing of Execution. Employee agrees not to sign this Agreement before the Separation Date.

19.          Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMP’NY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

DO NOT SIGN PRIOR TO THE SEPARATION DATE

EMPLOYEE:		SIMPLY GOOD FOODS USA, INC.

/s/ Geoff E. Tanner		By:	/s/ Timothy Kraft
GEOFF E. TANNER

Date:	1/18/2026	Name:	Timothy Kraft

		Title:	Chief Legal and
Corporate Development Officer

		Date:	1/18/2026

For purposes of Sections 2.b. and 3
SIMPLY GOOD FOODS COMPANY

		By:	/s/ Timothy Kraft

		Name:	Timothy Kraft

		Title:	Chief Legal and
Corporate Development Officer

		Date:	1/18/2026

EXHIBIT A

Outstanding Equity Awards

Grant	Unvested Portion as of the Separation Date	Number for which Vesting will be Accelerated Pursuant to Section 2.f. of the Agreement
RSU (granted 11/2025)	62,405	62,405
RSU (granted 11/2024)	23,460	23,460
RSU (granted 11/2023)	9,961	9,961

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